BINGHAM, DANA & GOULD
                               150 FEDERAL STREET
                        BOSTON, MASSACHUSETTS 02110-1726
                               TEL: 617.951.8000
                               FAX: 617.951.8736

                               February 28, 1996

Landmark International Funds
6 St. James Avenue
Boston, MA  02116

      Re:  Rule 24f-2 Notice

Dear Sir or Madam:

     We have acted as counsel to Landmark International Funds, a Massachusetts business trust (the "Trust"), in connection with the Trust's registration, pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, of an indefinite number of Shares of Beneficial Interest (par value $0.00001) of its series known as Landmark Emerging Asian Markets Equity Fund (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act"). We understand that, pursuant to such Rule 24f-2, the Trust proposes to file a notice (the "Notice") with the Securities and Exchange Commission (the "Commission") on February 28, 1996, with respect to the fiscal year of Landmark Emerging Asian Markets Equity Fund ended December 31, 1995, in order to make definite in number the registration of 607,541.735 Shares. This opinion is being furnished with a view to your filing the same with the Commission in conjunction with the filing of the Notice.

     In connection with this opinion, we have examined the following described documents:

     (a) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;

     (b) copies, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Trust's Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State of the Commonwealth of Massachusetts;

     (c) a certificate executed by John R. Elder, the Treasurer of the Trust, as to the issuance of the Shares in accordance with the Trust's Declaration of

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Trust and By-Laws and as to the receipt by the Trust of the net asset value of the Shares covered by the Notice; and

     (d) a certificate executed by Molly S. Mugler, the Assistant Secretary of the Trust, certifying as to, and attaching copies of, the Trust's Declaration of Trust and all amendments thereto, the Trust's By-Laws and all amendments thereto and certain votes of the Trustees of the Trust authorizing the issuance of the Shares covered by the Notice.

     In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

     This opinion is based entirely on our review of the documents listed above. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

     This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts in such Commonwealth (other than Massachusetts securities laws, with respect to which we express no opinion), to the extent such laws may apply to or govern the matters covered by this opinion.

     We understand that all of the foregoing assumptions and limitations are acceptable to you.

     Based upon and subject to the foregoing, please be advised that it is our opinion that the 607,541.735 Shares covered by the Notice were legally issued and (to the extent still outstanding) are fully paid and nonassessable, except that shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

                               Very truly yours,


                               BINGHAM, DANA & GOULD